Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fourth Quarter and Fiscal Year 2011 Financial Results
Dallas, Texas — September 13, 2011 — PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the fourth quarter and fiscal year ended July 2, 2011.
Fourth Quarter Fiscal Year 2011 Compared to Fourth Quarter Fiscal Year 2010
Revenue in the fourth quarter of fiscal 2011 increased $5.9 million or 20.4% largely on the strength of non-power related environmental projects completed or in process during the fourth quarter, as well as growth in international sales. Domestically, product demand has been dampened by limited capital spending in the area of power generation and natural gas infrastructure, as well as delays in environmental regulations. Internationally, the demand for new power generation and natural gas infrastructure is outpacing the United States, particularly in China, India, and the Middle East. Revenue from international customers increased $1.8 million or 14.1% in the quarter compared to the prior year.
While gross profit increased modestly in the quarter to $10.8 million, the gross margin declined as a percent of revenue from 37.4% to 31.4%. Gross profit was impacted by the mix of projects in the quarter, as well as the continued competitive pricing pressure noted within the United States. Domestically, we continue to experience competitive behavior that is accepting lower margins in an effort to maintain or increase volume.
Operating expenses, excluding a non-cash impairment charge on certain intangible assets, increased $1.0 million or 10.9% on higher employee-related costs, professional fees, and treasury-related costs, as well as increased costs related to foreign offices. In connection with its annual evaluation, the Company recorded a non-cash impairment charge of $3.6 million resulting from the reduction in estimated fair value of certain intangible assets acquired in the 2008 acquisition of Nitram Energy Inc. and Subsidiaries.
Excluding the impact of the non-cash impairment charge, operating income decreased $0.9 million to $0.8 million in the quarter compared to the prior year.
Interest expense declined 54% in the quarter to $0.4 million on lower average balances outstanding. Convertible redeemable preferred shares issued in September 2009 were voluntarily converted to common stock in fiscal 2011. As such, the impact of the change in the fair value of the derivative liability decreased significantly in the fourth quarter of fiscal 2011 compared to the prior year.
The Company recorded a tax benefit of $2.7 million in the fourth quarter reflecting the tax benefit related to a non-cash impairment charge, as well as the recognition of anticipated benefits from certain available tax credits.

Net income attributable to PMFG, Inc. common stockholders was $25,000, an increase of $2.3 million, or $0.15 per diluted share from the prior year. On a non-GAAP basis, the net income attributable to PMFG common shareholders was $2.1 million or $0.12 per diluted share compared to a net loss of $300,000 or $(0.02) per diluted share in the prior year. Calculations of non-GAAP results are shown in the tables accompanying this release.
Reporting Segments
Our Process Products segment reported revenue of $24.0 million; essentially flat in comparison to the prior year. Operating income decreased $1.3 million or 30% to $3.0 million in the quarter compared to the prior year. The decline in operating income is attributed primarily to a decline in gross profit.
Our Environmental segment revenue more than doubled in the quarter from the prior year increasing $6.0 million to $10.6 million. Operating income increased $1.5 million to $2.5 million in the quarter as a result of the increased revenue.
YTD Fiscal Year 2011 Compared to YTD Fiscal Year 2010
Revenue in fiscal 2011 increased $5.0 million or 4.3% to $121.8 million compared to $116.8 million in the prior year on the strength of non-power related environmental projects completed or in process during the year, as well as growth in international sales. Revenue from international customers increased $5.6 million or 13.7% compared to the prior year.
Gross profit declined in fiscal 2011 by $4.0 million or 9.5% to $38.4 million compared to $42.4 million in the prior year. The gross margin declined as a percent of revenue from 36.3% to 31.5%. Gross profit was impacted by the mix of projects, as well as the continued competitive pricing pressure noted within the United States.
Operating expenses, excluding a non-cash impairment charge on certain intangible assets, increased $3.0 million or 8.8% on higher employee-related costs, professional fees, and treasury-related costs, as well as increased costs related to foreign offices.
Excluding the impact of the non-cash impairment charge, operating income decreased $7.0 million to $1.3 million compared to the prior year.
Interest expense declined 31% in the fiscal year to $2.3 million on lower average balances outstanding. The impact of the change in fair value of derivative liability resulting from the issuance of the convertible redeemable preferred shares issued in September 2009 was significant in both fiscal 2011 and 2010. A change in fair value of derivative liability resulted in income of $6.7 million in fiscal 2011 compared to a loss of $6.7 million in fiscal 2010. In fiscal 2010, the Company recorded a loss on extinguishment of debt totaling $1.3 million.

Net income attributable to PMFG, Inc. common stockholders was $5.0 million, or $0.28 per diluted share, an increase of $10.2 million, or $0.66 per diluted share from the prior year. On a non-GAAP basis, net income attributable to PMFG common shareholders was $0.7 million or $0.04 per diluted share compared to net income of $2.3 million or $0.14 per diluted share in the prior year. Calculations of non-GAAP results are shown in the tables accompanying this release.
Reporting Segments
Our Process Products segment revenue decreased $1.2 million or 1.3% to $88.9 million compared to $90.1 million in the prior year. Operating income decreased $4.5 million or 27.6% to $11.8 million compared to $16.3 million in the prior year. The decline in operating income is attributed primarily to a decline in gross profit, as well as higher sales and engineering costs.
Our Environmental segment revenue increased $6.2 million or 23.3% to $32.9 million compared to $26.7 million in the prior year. Operating income decreased $0.8 million to $6.2 million compared to $7.0 million in the prior year. The decline in operating income is attributed primarily to a decline in gross profit.
Financial Condition and Cash Flows
At July 2, 2011, the Company reported $19.5 million of cash and cash equivalents, including $6.6 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, $12.6 million of debt, total assets of $140.7 million, net working capital, excluding the current portion of long-term debt of $46.5 million and a current ratio of 2.3 to 1.0. The backlog at July 2, 2011 was $89 million compared to $96 million at June 30, 2010.
Unrestricted cash and cash equivalents decreased $11.4 million during fiscal 2011 compared to an increase of $6.5 million in fiscal 2010. For fiscal year 2011, cash flows included $1.3 million provided by operating activities, ($5.9) million used in investing activities, ($0.4) million increase in restricted cash and cash equivalents, ($7.4) million used in financing activities and $1.0 million effect of exchange rate changes on cash.
Industry Conditions and Forward Outlook
Peter J. Burlage, Chief Executive Officer, stated, “Revenue recognized in the fourth quarter of fiscal 2011 is the highest quarterly revenue since the fourth quarter of fiscal 2009 and is the third consecutive quarter of year over year revenue growth. Despite the impact of political unrest in the Middle East and North Africa, as well as challenges in the global economic environment, our focus on international opportunities contributed significantly to the revenue growth in the fourth quarter and fiscal year 2011 compared to the prior year. We continue to build a strong foundation in China and other emerging economies and believe our long history and established position within the nuclear power generation industry has led to new order flow supporting the safety and reliability of existing operating reactors, as well as new build. Domestically, we experienced sluggish demand for new or replacement equipment in the energy markets throughout fiscal 2011. The decreased demand in turn has contributed to increased competitive pressure as companies are accepting lower profit margin to win new projects. While we continue to exercise discipline in project selection, this competitive market activity contributed to the decline in our gross profit margin throughout fiscal 2011 and the decline in backlog as of July 2, 2011.

“Looking ahead, uncertainties around the timing and pace of the global economic recovery, and in particular the United States, will likely dampen product demand through the balance of calendar 2011. Leading indicators such as expectations surrounding power construction, the US Industrial Production index, and natural gas futures all point to increasing domestic demand in calendar 2012. While domestic quote activity has slowed over recent months, quote activity outside of the United States remains strong. Our backlog was approximately $89 million as of July 2, 2011 down approximately $4 million from the end of the third quarter of fiscal 2011. We estimate that approximately 80% of the backlog at July 2, 2011 will be recognized as revenue in fiscal 2012 and that gross margins on the projects included in this backlog are expected to be in line with recent gross margins. In the short term, we expect to see continued growth in the emerging economies. Longer term, we remain confident in both of our business segments based on the projected future increases in worldwide clean energy demand and our expectations for energy infrastructure project growth. It is important to note that our bookings performance this quarter was accomplished without any large project orders, which reinforces our market view.
“In the first quarter of fiscal 2011, we announced a license agreement with CEFCO Global Clean Energy, LLC to manufacture an innovative technology solution to be used in the selective capture and removal of NOx, SOx, CO2 and Particulate (PM). This technology is expected to complement our Environmental Systems portfolio and is in line with our strategy to strengthen the Company’s position as a leader in Safe, Efficient, and Clean energy solutions. We expect this initiative, if successful, to greatly enhance our overall capabilities, especially in solid fuel applications, and make important contributions to future revenue growth and profitability. We have achieved measurable success on selective components of the CEFCO aerodynamic reactor and are continuing to test the balance of the selective capturing process. We currently do not expect to report material revenue related to this technology until fiscal 2013.”
Conference Call
Peter Burlage, Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s financial results for the fourth quarter and fiscal year ended July 2, 2011 and the outlook for future periods, during a conference call scheduled for Tuesday, September 13 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1 866 202 1971 (domestic) or +1 617 213 8842 (international) and entering access code 33016038, a few minutes before 10:00 a.m. ET on September 13, 2011. The call also will be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through September 20, 2011 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 19578286. The call also will be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.

About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 2, 2011. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Ronald L. McCrummen, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended July 2,			Three Months Ended June 30,
	2011			2010
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$34,554	$—	$34,554	$28,694	$—	$28,694
Cost of goods sold	23,710	—	23,710	17,971	—	17,971

Gross profit	10,844	—	10,844	10,723	—	10,723
Operating expenses	13,608	(3,551)	10,057	9,066	—	9,066

Operating income	(2,764)	3,551	787	1,657	—	1,657
Other income (expense):
Interest income	11	—	11	5	—	5
Interest expense	(421)	—	(421)	(905)	—	(905)
Foreign exchange gain (loss)	182	—	182	(515)	—	(515)
Change in fair value of derivative liability	262	(262)	—	(1,992)	1,992	—
Other income (expense)	20	—	20	(223)	—	(223)
Income tax benefit (expense)	2,733	(1,207)	1,526	67	—	67

Net earnings (loss)	$23	$2,082	$2,105	$(1,906)	$1,992	$86

Less net earnings (loss) attributable to noncontrolling interest	(7)	—	(7)	58	—	58

Net earnings (loss) attributible to PMFG	$30	$2,082	$2,112	$(1,964)	$1,992	$28

Dividends on preferred stock	(5)	—	(5)	(316)	—	(316)

Income (loss) applicable to PMFG common stockholders	$25	$2,082	$2,107	$(2,280)	$1,992	$(288)

Basic earnings per share	$0.00	$0.12	$0.12	$(0.15)	$0.14	$(0.02)
Diluted earnings per share	$0.00	$0.12	$0.12	$(0.15)	$0.14	$(0.02)

Weighted-average shares outstanding
Basic	17,589	17,589	17,589	14,733	14,733	14,733
Diluted	18,251	18,251	18,251	14,733	14,733	14,733

	Twelve Months Ended July 2,			Twelve Months Ended June 30,
	2011			2010
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$121,794	$—	$121,794	$116,775	$—	$116,775
Cost of goods sold	83,387	—	83,387	74,340	—	74,340

Gross profit	38,407	—	38,407	42,435	—	42,435
Operating expenses	40,634	(3,551)	37,083	34,087	—	34,087

Operating income	(2,227)	3,551	1,324	8,348	—	8,348
Other income (expense):
Interest income	35	—	35	28	—	28
Interest expense	(2,337)	—	(2,337)	(3,368)	—	(3,368)
Loss on extinguishment of debt	—	—	—	(1,303)	1,303	—
Foreign exchange gain (loss)	606	—	606	463	—	463
Change in fair value of derivative liability	6,681	(6,681)	—	(6,681)	6,681	—
Other income (expense)	20	—	20	(454)	—	(454)
Income tax benefit (expense)	3,083	(1,207)	1,876	(1,215)	(456)	(1,671)

Net earnings (loss)	$5,861	$(4,337)	$1,524	$(4,182)	$7,528	$3,346

Less net earnings (loss) attributable to noncontrolling interest	112	—	112	(19)	—	19

Net earnings (loss) attributible to PMFG	$5,749	$(4,337)	$1,412	$(4,163)	$7,528	$3,327

Dividends on preferred stock	(722)	—	(722)	(1,044)	—	(1,044)

Income (loss) applicable to PMFG common stockholders	$5,027	$(4,337)	$690	$(5,207)	$7,528	$2,321

Basic earnings per share	$0.29	$(0.25)	$0.04	$(0.38)	$0.53	$0.15
Diluted earnings per share	$0.28	$(0.24)	$0.04	$(0.38)	$0.52	$0.14

Weighted-average shares outstanding
Basic	16,091	16,091	16,091	13,716	15,863	15,863
Diluted	16,662	16,662	16,662	13,716	16,244	16,244

	July 2,	June 30,
Condensed Balance Sheet Information	2011	2010

Current assets	$81,139	$82,306
Non-current assets	59,570	60,775

Total assets	$140,709	$143,081

Current liabilities	$37,231	$34,306
Long term debt	9,971	16,221
Other non current liabilities	8,466	35,407
Total equity	85,041	57,147

Total liabilities and equity	$140,709	$143,081

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the loss on the impairment of intangible assets in fiscal 2011, the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011 and 2010, and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt in fiscal 2010. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.